Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated December 15, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P5R3

Principal Amount (in Specified Currency):  $282,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price:  100%
Initial Trade Date:  December 15, 2011
Original Issue Date:  December 20, 2011
Stated Maturity Date:  January 15, 2013

Interest Payment Dates:  The 15th of each April, July and October, commencing on April 15, 2012, and on the Stated Maturity Date (long first coupon)

Net Proceeds to Issuer:  $281,877,000
Agents:      Loop Capital Markets LLC (“Loop”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Loop’s Discount or Commission:  0.03%
Loop’s Capacity:
[  ] Agent
[X] Principal
TFSS USA’s Discount or Commission:  0.15%
TFSS USA’s Capacity:
[X] Agent
[  ] Principal

Calculation Agent:  Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[X] Federal Funds Rate (daily weighted average)
[  ] Federal Funds Open Rate
[  ] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Spread (+/-):  +0.73%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Interest Reset Dates:  Each Business Day
Interest Rate Reset Cutoff Date:  Two Business Days prior to each related Interest Payment Date
Interest Determination Dates:  One Business Day prior to each related Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[  ] Modified Following, adjusted

Business Day:  New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated December 13, 2011 and the Appointment Agreement Confirmation dated December 15, 2011 (collectively, the “Loop Appointment Agreement”), between Toyota Motor Credit Corporation (“TMCC”) and Loop, Loop, acting as principal, has agreed to purchase and TMCC has agreed to sell to Loop $250,000,000 principal amount of the Notes (the “Loop Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount. Under the terms and subject to the conditions set forth in the Loop Appointment Agreement, Loop is committed to take and pay for all of the Loop Notes offered hereby, if any are taken.

Under the terms and subject to the conditions set forth in the Fourth Amended and Restated Distribution Agreement dated March 10, 2009, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and TFSS USA, TMCC is hereby offering $32,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.